Joe Elizondo

          Marketing Software Consulting Agreement

THE AGREEMENT is made and entered into as of this 8th day of August 2000 by and between Joe Elizondo hereinafter referred to as "Marketing Software Consultant", with its principal place of business at 9620 Chesapeake Drive, Suite 203, and Masterpiece Technology Group (MPTG).

RECITALS

WHEREAS, the Marketing Software Consultant is in the business of providing general computer programming.

WHEREAS, in the operation of Company's business Company is in need if the services which Joe Elizondo provides and wishes to enter a business agreement with Masterpiece Technology Group to provide such services.

IN CONSIDERATION of the promise and mutual covenants hereby contained, it is hereby agreed as follows and will confirm the arrangements, terms and conditions pursuant it which Joe Elizondo (The Marketing Software Consultant) has been retained to serve as a computer Marketing Software Consultant and advisor to Masterpiece Technology Group on a nonexclusive basis as an independent contractor. The undersigned hereby agree to the terms and conditions.

AGREEMENTS

1. Terms of Contract: This Agreement will become effective August 8, 2000 and will continue in effect for a period of One-Hundred and eighty days, unless earlier terminated pursuant to Section 4 of this agreement.

2. Services to be Performed by Independent Contractor/Marketing Software Consultant.

2.1. Duties of Independent Contractor. Contractor shall at the request of the Company, upon reasonable notice, render the following services to the Company from time to time.

2.2. Duties of Marketing Software Consultant: Marketing Software Consultant agrees to provide general computer consulting to Company. The Marketing Software Consultant will provide such consulting services and advice pertaining to the Company's computer programming needs.

2.3. Independent Contractor Status. It is the express intention of the parties that Joe Elizondo be an independent contractor and not an employee, agent, joint venture or partner of Company. Company shall have no right to and shall not control the manner or prescribe the method by which Joe Elizondo performs the above described services. Joe Elizondo shall be solely responsible for its own actions and the actions of its agents, employees or partners while engaged in the performance of services required by this Agreement. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Company and Joe Elizondo or any employee or agent of Joe Elizondo. Both parts acknowledge that Joe Elizondo is not an employee for state or federal income tax purpose Joe Elizondo specifically agrees that it shall be exclusively liable for the payment of all income taxes, or other state or federal taxes, that are due as a result of receipt of any consideration for the performance of services required by this agreement. Joe Elizondo agree that any such consideration is not subject to withholding by the Company for payment of any taxes and Joe Elizondo directs Company not to withhold any sums for the consideration paid to Joe Elizondo for the services provided hereunder, Joe Elizondo, shall retain the right to perform services for others during the term of this Agreement. Nothing herein shall constitute Marketing Software Consultant as an employee or agent of the Company, except to such extent as might hereinafter be agreed. Marketing Software Consultant shall not have the authority to obligate or commit the Company in any matter whatsoever.

2.4. Use of Employees of Contractor; Joe Elizondo, may at its own expense use any employees or subcontractors, as it deems necessary to perform the services by Joe Elizondo, by this Agreement. Company may not control, direct or Supervise Marketing Software Consultant and/or it's employees or subcontractors in the performance of those services.

2.5. Expense: Joe Elizondo shall bear out-of-pocket costs and expenses, incident to performing the Consulting Services without a right of reimbursement from the Company unless such expenses are pre-approved by the Company.

2.6. Available Time: Marketing Software Consultant shall make available such time as it, in its sole discretion. Shall deem appropriate for the performance of its obligation under this Agreement.

3. Compensation

3.1. Consideration. Company and Marketing Software Consultant agree that Joe Elizondo shall receive Two Hundred Four Thousand (204,000) Shares of free trading MTG stock. This agreement between Joe Elizondo and Masterpiece Technology Group is performance based. If Joe Elizondo fails to perform the necessary deeds to which has been outlined above, the remaining compensation is subject to subject to cancellation. The first month of compensation is not subject to any cancellation by Masterpiece Technology Group and any cancellation of contract must be made in writing a minimum of five days prior to the beginning of each new month.

3.2. Reimbursement for out-of-pocket Expense: Company shall reimburse Joe Elizondo at net cost, for the out-of-pocket expenses incurred in furtherance of this Agreement for travel, postage, printing, telex, and delivery services provided that any such expenses in excess of $250.00 shall be subject to Company pre-approval and expenses should not exceed $1500.00.

3.3. Assignment and Termination: This Agreement shall not be assignable to any party.

4. Termination Agreement


4.1. Termination on Notice: Notwithstanding any other provisions of this Agreement Company may terminate this Agreement at any time by giving fifteen
(15) days written notice to the Marketing Software Consultant. Upon Joe Elizondo receiving 5 days written notification of termination of this Agreement by Company, it is to receive full payment for services and expenses as stated in item 3.1 and 3.2 of this Agreement. Unless otherwise terminated as provided in this Agreement, this Agreement will continue in force for a period of Six Months.

4.2. Termination on Occurrence of Stated Event: This Agreement will terminate on the occurrence of the following event.

(A.) Bankruptcy or Insolvency of Company

(B) Nonpayment or performance as stated in this Agreement by Company

(C)  Nonperformance as stated in this Agreement by Marketing Software
Consultant.

5. Confidentiality: During the term of this Agreement and for a period of one year thereafter, the Marketing Software Consultant shall treat as the Company's confidential trade secrets all data, information, ideas, knowledge and papers pertaining to the affairs of the Company. Without limiting the generality of the foregoing, such trade secrets shall include, the identity of the Company's customers, suppliers and prospective customers and suppliers; the identity of the Company's creditors and other sources of financing; the Company's estimating costing procedures and the cost and gross prices charged by the Company for its products, the prices or other consideration charged to or required of the Company by any of it's suppliers or potential suppliers; the Company's sales and promotional policies, and all information relating to entertainment programs or properties being produced or otherwise developed by the Company. The Marketing Software Consultant shall not reveal said trade secretes to other-, except in the proper exercise of it's duties for the Company, or use their knowledge thereof in any way that would be detrimental to the interest of the Company unless compelled to disclose such information by judicial or administrative process, provided, however, that the divulging of information shall not be a breach of this Agreement it) the extent that such information was (1) previously known by the I" to which it is divulged. Already in the public domain, all through no fault of the Marketing Software Consultant, or required to be disclosed by Marketing Software Consultant following judicial or governmental
order.   The Marketing Software Consultant shall also treat all information pertaining to the affairs of the Company's Suppliers and customer. and prospective customers and suppliers as confidential trade secrets of such customers and suppliers and prospective customers.

6. Marketing Software Consultant's Liability; in the absence of gross negligence or willful misconduct on the part of the Marketing Software Consultant or the Marketing Software Consultant's breach of any terms of this Agreement, the Marketing Software Consultant shall not be liable to the Company or to any officer, director, employee, stockholder or creditor if the Company, for any act or omission in the course of or in connection with the rendering or providing of services hereunder, Except in those cases where the gross negligence or willful misconduct of the Marketing Software Consultant or the breach of any terms of the Agreement is alleged or proven, the Company agrees to defend , indemnify and hold the Marketing Software Consultant of any terms harmless from against any and all reasonable costs, expenses and liability including reasonable attorney's fees, paid in the defense of the Marketing Software Consultant, which may in any way result from services rendered by the Marketing Software Consultant pursuant to or in any connection with this Agreement. This indemnification expressly excludes any and all damages as a result of any actions or statements, on behalf of the Company, made by the Marketing Software Consultant without the prior approval or authorization of the Company.

7. Company's Liability. The Marketing Software Consultant agrees to defend, indemnity and hold the Company Harmless from an against any and all reasonable costs, expenses and liability (including reasonable attorney's fees paid in defense of the Company) which may in any way result pursuant to it's gross negligence or willful misconduct or in any connection with any action taken or statements made on behalf of the Company, without the prior approval or authorization of the Company or which are otherwise in violation of applicable law.

8. Entire Agreement; This Agreement embodies the entire agreement and understanding between the Company and the Marketing Software Consultant and supersedes any all negotiations, prior discussions and preliminary and prior agreements and understandings related to the primary subject matter hereof. This Agreement shall not be modified except by written instrument duly executed by each of the parties hereto.

9. Waiver; No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a Waiver of any other provisions, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

10. Assignment and Binding Effect; This Agreement and the rights hereunder may not be assign by the parties (except by operation of law merger, consolidation, and sale of assets) and shall be binding upon and insure to the benefit of the parties and their respective successors, assigns and legal representative.

11. Severability; Every provision of this Agreement is intended to be severable. If any term or provision hereof is deemed unlawful or invalid for any reason whatsoever such unlawfulness or invalidity shall not affect the validity of this Agreement.

12. Governing Law; This Agreement shall be construed and interpreted in accordance with the laws of The state o California. Any litigation arising hereunder shall be initiated only in the state of California. The prevailing party shall be entitled to recover its attorney's fee costs. This Agreement shall not be construed against either party hereto in the event of any ambiguities.

13. Headings; The headings of this Agreement are inserted solely for the convenience of reference and are not part of, and are not intended to govern, limit or aid in the construction of any term provision hereto.

14. Further Acts; Each party agrees to perform any further acts and execute and deliver any further documents that May be reasonably necessary to carry out the provisions and intent of this Agreement.

15. Acknowledge Concerning Counsel: Each party acknowledges that it had the opportunity to employ separate and independent counsel of its own choosing in connection with this Agreement.

16. Independent Contractor Status: There is no relationship, partnership, agency, employment, franchise or joint venture between the parties. The parties have no authority to bind the other or incur any obligations on their behalf.

17. Counterparts: This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed original but all of which together shall constitute one and the same instrument.






IN WITNESS WHEREOF, the parties hereto have duly execute this Agreement as the date first written



Joe Elizondo

BY: ____________________
Joe Elizondo

Masterpiece Technology Group

BY; ____________________
Newell Crane, CEO
l  Page 4      August 17, 2000




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